UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 1, 2008 (March 26, 2008)
Date of Report (Date of earliest event reported)

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32421	58-2342021
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

420 Lexington Avenue, Suite 1718, New York, NY 10170
(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (212) 201-2400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On March 26, 2008 Fusion Telecommunications International, Inc. (“Fusion”) appointed Gordon Hutchins, Jr. as President and Chief Operating Officer to succeed Matthew D. Rosen, who remains as Chief Executive Officer and Director.

Mr. Hutchins served as Executive Vice President - Operations since May 2006, and served as Executive Vice President - International Operations from December of 2005.until May 2006. Prior to his employment with Fusion, Mr. Hutchins served as President and Chief Executive Officer of SwissFone, Inc., a $100 million carrier. Prior to SwissFone, Mr. Hutchins was President and Chief Executive Officer of STAR Telecommunications, Inc., an $800 million international telecommunications carrier, where he was hired to lead the company’s restructuring following the filing of its bankruptcy petition. Mr. Hutchins has also served since 1989 as President and CEO of GH Associates, Inc., a management-consulting firm that he founded. In this capacity, he has consulted to over 100 small and large telecommunications companies throughout the world, and has held ten interim CEO/COO roles with client companies. As an entrepreneur, Mr. Hutchins also founded Telecom One, Inc., a nationwide long distance carrier that he sold to Broadwing Communications Inc., and TCO Network Services, Inc., a local wireless services carrier purchased by Winstar Communications, Inc. During his early career, Mr. Hutchins served as President and CEO of LDX NET, Inc., a fiber optic network company, and held positions with MCI, McDonnell Douglas Corporation, and AT&T.

Mr. Hutchins does not have an employment agreement with the Company. His promotion to President and Chief Operating Officer provides for an increase in his annual salary from $220,000 to $250,000, and he will retain a targeted bonus opportunity equal to 25% of annual salary, based on achievement of corporate performance metrics. Concurrent with the promotion, he was also granted 200,000 Incentive Stock Options. At the request of Mr. Hutchins, his salary increase has been deferred pending the achievement of certain short-term corporate performance benchmarks.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

Fusion Telecommunications International, Inc.
By:	/s/ Mathew D. Rosen Matthew D. Rosen, Chief Executive Officer
April 1, 2008